EXHIBIT 15.2












November 11, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: ICN Pharmaceuticals, Inc. Registration Statements Form S-3 (File Nos. 333-08179, 333-10661, 333-13243, 333-13423

     We are aware that our report dated November 11, 1996, on our review of interim financial information of ICN Pharmaceuticals, Inc. for the three and nine-month periods ended September 30, 1996 and 1995 and included in the Company's quarterly report on Form 10-Q for the period then ended are incorporated by reference in the Registration Statements on Form S-3 (File Nos. 333-08179, 333-10661, 333-13243, 333-13423 ). Pursuant to Rule 436(c) under the
Securities Act of 1933, this report should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


Coopers & Lybrand L.L.P.